Exhibit 99.1

PRESS RELEASE

CooperCompanies Elects Teresa S. Madden to Board of Directors

SAN RAMON, Calif., November 12, 2020 – CooperCompanies (NYSE: COO) announced today that its Board of Directors elected Teresa S. Madden to the Board as an independent director, effective December 1, 2020.

“We are delighted to have Teresa join our Board of Directors,” said Al White, President and CEO. “Teresa brings a unique perspective that combines operational excellence and financial acumen, with long-term experience in an industry that was continually being pushed to evolve and change. We look forward to Teresa’s advice and support as Cooper continues growing its business.”

Ms. Madden is an independent director of Enbridge, Inc. (NYSE: ENB) where she serves on the governance committee and as chair of the audit, finance and risk committee. She previously served as a director of Peabody Energy Corporation (NYSE: BTU) from 2017 to 2020 where she served on the health, safety, security & environmental committee and as chair of the audit committee.

Ms. Madden served as Executive Vice President and Chief Financial Officer of Xcel Energy, Inc. (NASDAQ: XEL), an electric and natural gas utility, from 2011 until her retirement in 2016. She joined Xcel in 2003 as Vice President, Finance, Customer & Field Operations and was named Vice President and Controller in 2004. Previously, Ms. Madden served as Controller for Rogue Wave Software, Inc. from 2000 to 2003 and as Controller for New Century Energies and Public Service Company of Colorado, predecessor companies of Xcel Energy. She holds a Bachelor of Science degree in accounting from Colorado State University and Master of Business Administration degree from Regis University.

About CooperCompanies

CooperCompanies (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of women, babies and families with its diversified portfolio of products and services focusing on medical devices and fertility & genomics. Headquartered in San Ramon, CA, Cooper has a workforce of more than 12,000 with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Contact:

Kim Duncan

Vice President, Investor Relations and Risk Management

925-460-3663

ir@cooperco.com